COMPANY:  ARCHSTONE COMMUNITIES TRUST
TICKER: ASN
EXCHANGE:  NYS

FORM-TYPE:  PROSP

DOCUMENT-DATE: October 19, 1998
FILING DATE: October 21, 1998

Pricing Supplement No. 2 Dated October 20, 1998
(To Prospectus Supplement dated September 18, 1998
and Prospectus dated September 18, 1998)

Rule 424(b)(2)
Registration Statement No. 333-42283

Archstone Communities Trust
MEDIUM TERM NOTES, SERIES B
(Fixed Rate Notes)

Principal Amount:                                    $13,000,000

CUSIP:                                               03958EAH8

Trade Date:                                          October 19, 1998

Settlement Date (Original Issue Date):               October 26, 1998

Maturity Date:                                       October 26, 2000

If principal amount is other than
U.S. dollars, equivalent in U.S. dollars:            N/A

Exchange Agent:                                      N/A

Price to Public (Issue Price):                       100.0%

Net Proceeds to Issuer (Excluding
estimated cost to Archstone in
conjunction with the offering):                      $12,967,500

Agent's Discount or Commission:                      0.25%

Interest Rate Per Annum:                             6.63%





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(Fixed Rate)
Page 2
Pricing Supplement No. 2, Series B
Dated October 19, 1998
Rule 424(b)(2)
Registration Statement No. 333-42283



Interest Payment Date(s):

     X     April 15 and October 15 of each year and on the Maturity Date.

     ___   Other:

     X     DTC registered                         ___   non-DTC Registered

Repayment, Redemption and Acceleration:

         The Notes will be redeemable, in whole or in part, at the option of Archstone at any time at a redemption price equal to the greater of (i) 100% of the principal amount of such Notes, and (ii) as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) plus 25 basis points plus, in each case, accrued interest thereon to the date of redemption.

         "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity to the Comparable Treasury Issue (as defined below), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

         "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

         "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations (as defined below) for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.




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(Fixed Rate)
Page 3
Pricing Supplement No. 2, Series B
Dated October 19, 1998
Rule 424(b)(2)
Registration Statement No. 333-42283


         "Quotation Agent" means the Reference Treasury Dealer (as defined below) appointed by Archstone.

         "Reference Treasury Dealer" means (i) each of J.P. Morgan Securities Inc., Goldman, Sachs & Co. and Chase Securities Inc. and their respective successors; provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), Archstone shall substitute therefor another Primary Treasury
Dealer, and (ii) any other Primary Treasury Dealer selected by Archstone.

         "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by Archstone, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

         Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed. Unless Archstone defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrued on the Notes or portions thereof called for redemption.

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO
THEM IN THE PROSPECTUS SUPPLEMENT.

Plan of Distribution:

Goldman, Sachs & Co. is acting as Agent in connection with the distribution of the Notes. The Agent will receive a selling commission equal to 0.250% of the principal amount of the Notes.

DCN:

LANGUAGE:    ENGLISH

LOAD DATE:    October 21, 1998.